Exhibit 99.1

SG Blocks Receives Additional $750,000 Investment from Hillair Capital

NEW YORK,  Nov. 22, 2016 (GLOBE NEWSWIRE) – SG Blocks, ("SG Blocks" or the "Company"), a premier innovator and designer of container-based structures,  today announced Hillair Capital Investments L.P. ("Hillair Capital") has invested an additional $750,000 in the Company.

On November 17, 2016, Hillair Capital and the Company entered into a securities purchase agreement for an additional aggregate of $937,500 in principal amount of an original issue discount senior secured convertible debenture, bringing Hillair Capital’s total holdings of senior secured convertible debentures to date to approximately $3.5 million in aggregate principal amount.

Paul Galvin, Chairman and CEO of SG Blocks, stated, "We're pleased that our financing partner Hillair Capital continues to support us through additional investments in the Company.  Our goal at SG Blocks remains focused on becoming the premier innovator and designer of container-based structures at the most competitive price points, using proprietary technology. I continue to believe there exists a timely opportunity to disrupt the commercial construction market by delivering a relatively low cost, better quality product almost 50% faster than existing conventional methods.”

About SG Blocks:

SG Blocks, Inc. is a leader in advancing and promoting the use of code-engineered cargo shipping containers for safe and sustainable construction with innovative solutions. The firm offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. It has four product lines: retail, commercial, military and residential. SG Blocks also has an exclusive 10-year collaboration and supply contract with ConGlobal Industries Inc., one of the largest shipping container depot operators in the United States. For more information, visit www.sgblocks.com.

Cautionary Note Regarding Forward-Looking Statements:

Information in this press release that involves the expectations, plans, intentions or strategies of SG Blocks regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. In this release, they are identified by references to dates after the date of this release and words such as "will," "remains," "to be," "plans," "believes," "may," "expects," "intends," and similar expressions. Factors that could cause SG Blocks' actual future results to differ materially from those expressed in the forward-looking statements set forth in this release include, but are not limited to, the timing and successful completion of the engagement.  The forward-looking statements in this release are based upon information available to SG Blocks as of the date of this release, and SG Blocks assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations.

RUBENSTEIN PUBLIC RELATIONS

KATI BERGOU, 212-805-3014